Exhibit 99.1

April 18, 2013

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Bruce MacPherson	Cynthia Williams
Executive Vice President	Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T reports first quarter EPS totaling $0.29

EPS reduced by $0.40 related to tax adjustment

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported first quarter 2013 net income available to common shareholders of $210 million, or $0.29 per diluted share. Net income available to common shareholders and earnings per share include the impact of a previously announced $281 million adjustment recorded in connection with an unresolved disputed tax liability. Excluding this adjustment, BB&T’s first quarter net income available to common shareholders was $491 million, or $0.69 per diluted share.

Excluding the tax adjustment, net income available to common shareholders increased 13.9% compared to the first quarter of 2012. Diluted EPS for the first quarter, excluding the tax adjustment, increased 13.1% compared to the same period last year.

These earnings produced an annualized return on average assets of 0.57% and a return on average common shareholders’ equity of 4.44%. Excluding the tax adjustment, the return on average assets was 1.20% and the return on average common equity was 10.34%.

“We are pleased to report strong earnings for the first quarter despite a challenging environment for lending,” said Chairman and Chief Executive Officer Kelly S. King. “Earnings reflect a strong performance from our insurance group and a record production quarter from our mortgage group.

“In addition, we achieved excellent expense control during the quarter with noninterest expenses down 20% on an annualized basis compared to the fourth quarter last year. This decline was led by lower credit-related costs in foreclosed property, professional services and loan-related expenses.

“While average loans decreased slightly during the quarter, this was largely the result of runoff in covered loans and residential ADC. Without this decline, average loans would have increased slightly. In addition, loan growth improved late in the quarter and we expect positive loan growth in the second quarter as seasonal headwinds subside.

“Net operating revenues totaled $2.5 billion for the first quarter, an increase of 5% compared to the first quarter last year,” said King. “This substantial growth was generated by stronger insurance revenues resulting from our Crump acquisition and 5% organic growth with improved pricing in commercial property and casualty premiums.

“We continue to make excellent progress in the reduction of credit-related costs and nonperforming assets,” said King. “Nonperforming assets declined 8.0% compared to last quarter, including an 18% reduction in foreclosed real estate. Notably, net charge-offs fell to 0.98% of average loans and leases, below 1.00% for the first time since June 2008, and we expect further improvement in coming quarters. In addition, costs related to foreclosed properties decreased to $18 million in the first quarter, a 63% decline compared with last quarter, reflecting significant progress.”

First Quarter 2013 Performance Highlights

•	Average total loans and leases held for investment decreased 1.4% on an annualized basis compared to the fourth quarter of 2012
o	Average sales finance loans increased 6.0%
o	Average residential mortgage loans decreased 3.4%
o	Average loans in the other lending subsidiaries group decreased 2.5% due to seasonality
o	Average residential ADC loans declined 46.4%

•	Revenues were $2.5 billion for the first quarter, down $73 million from 4Q12
o	Net interest income was $54 million lower primarily due to covered loan run-off
o	Insurance income was up slightly as seasonal declines were offset by firming market conditions
o	Mortgage banking income was down $51 million as margins moved toward more normal levels which offset record originations
o	Investment banking and brokerage continued strong performance

•	Noninterest expenses were down $74 million or 20.2% annualized from 4Q12
o	Personnel expense was down $6 million despite seasonal pressures. FTEs and headcount were down slightly
o	Foreclosed property expense totaled $18 million, down $30 million
o	Loan-related expense was down $15 million
o	Professional services was down $10 million

•	Average noninterest-bearing deposits increased $669 million, or 8.5% on an annualized linked quarter basis
o	Average interest-bearing deposit costs fell to 0.36% this quarter compared to 0.49% in the first quarter of 2012

•	Asset quality measures continued to improve
o	Nonperforming assets decreased $123 million, or 8.0%, excluding covered assets
o	Delinquent loans improved $141 million, or 11.4%, excluding covered loans
o	Foreclosed real estate, excluding covered assets, declined $19 million, or 17.8% to the lowest levels since 3Q07
o	Net charge-offs, excluding covered, totaled 0.98% of average loans for the quarter, down from 1.28% in the first quarter of 2012

•	Capital levels remain strong
o	Tangible common equity was 7.1%
o	Tier 1 common equity was 9.2%
o	Tier 1 risk-based capital was 10.8%
o	Leverage capital remained strong at 8.3%
o	Total capital was 13.6%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
Net income available to common shareholders	$210	$506	$431	$(296)	$(221)
Diluted earnings per common share	0.29	0.71	0.61	(0.42)	(0.32)

Net interest income - taxable equivalent	$1,459	$1,513	$1,473	$(54)	$(14)
Noninterest income	1,001	1,020	871	(19)	130
Total revenue	$2,460	$2,533	$2,344	$(73)	$116

Return on average assets (%)	0.57	1.20	1.03	(0.63)	(0.46)
Return on average common shareholders' equity (%)	4.44	10.51	9.75	(6.07)	(5.31)
Return on average tangible common shareholders'
equity (%)	7.87	17.80	15.88	(9.93)	(8.01)
Net interest margin - taxable equivalent (%)	3.76	3.84	3.93	(0.08)	(0.17)
Efficiency ratio (1) (%)	56.4	55.3	52.0	1.1	4.4

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2013 compared to First Quarter 2012

Consolidated net income available to common shareholders for the first quarter of 2013 was $210 million, down 51.3%, compared to $431 million earned during the same period in 2012. On a diluted per common share basis, earnings for the first quarter of 2013 were $0.29, down 52.5% compared to $0.61 for the same period in 2012. BB&T’s results of operations for the first quarter of 2013 produced an annualized return on average assets of 0.57% and an annualized return on average common shareholders’ equity of 4.44% compared to prior year ratios of 1.03% and 9.75%, respectively. BB&T’s return on average tangible common shareholders’ equity was 7.87% for the first quarter of 2013, compared to 15.88% for the same quarter of the prior year.

As previously announced, financial results for the first quarter of 2013 were negatively impacted by a $281 million adjustment to the provision for income taxes. This occurred following a February 11, 2013 opinion by the U.S. Tax Court with respect to a case between the Bank of New York Mellon and the IRS involving a transaction with a structure similar to a financing transaction entered into by BB&T in 2002. BB&T is currently in litigation with the IRS and no decision has been rendered by the court. Excluding the impact of this adjustment, diluted earnings per common share were $0.69 for the first quarter of 2013, and BB&T’s adjusted results of operations for the first quarter of 2013 produced an annualized return on average assets of 1.20%, an annualized return on average common shareholders’ equity of 10.34%, and an annualized return on average tangible common shareholders’ equity of 17.48%.

Total revenues were $2.5 billion for the first quarter of 2013, an increase of $116 million compared to the first quarter of 2012. The increase in total revenues included a $130 million increase in noninterest income and a $14 million decrease in taxable-equivalent net interest income. The decrease in taxable-equivalent net interest income reflects an $84 million decrease in interest income, primarily driven by lower yields on new loans and securities, which is reflective of the low interest rate environment, and covered loan run-off, partially offset by a $70 million decrease in funding costs compared to the same quarter of the prior year. Net interest margin was 3.76%, down 17 basis points compared to the first quarter of 2012.

The increase in noninterest income includes a $94 million increase in insurance income, a $32 million increase in net securities gains, and a $26 million increase in other income, partially offset by a $36 million decrease in mortgage banking income. The increase in insurance income included approximately $78 million as a result of the acquisition of the life and property and casualty insurance operating divisions of Crump Group Inc. (“Crump Insurance”) on April 2, 2012, with the remaining increase largely attributable to firming market conditions for insurance premiums. Net securities gains for the first quarter of 2013 totaled $23 million compared to a net securities loss of $9 million in the first quarter of the prior year. The increase in other income was primarily due to $42 million of write-downs on affordable housing investments that were recorded in the first quarter of the prior year. The $36 million decrease in mortgage banking income was largely the result of a $30 million decrease in mortgage servicing rights’ valuation adjustments.

The provision for credit losses, excluding covered loans, declined $38 million, or 13.3%, compared to the first quarter of 2012, as improving credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the first quarter of 2013 were $62 million lower than the first quarter of 2012.

Noninterest expense was $1.4 billion for the first quarter of 2013, an increase of $29 million, or 2.1%, compared to the first quarter of 2012. Personnel and occupancy and equipment expense increased $87 million and $18 million, respectively, which were primarily due to the acquisitions of Crump Insurance and BankAtlantic during 2012. These increases were partially offset by a $74 million decrease in foreclosed property expense, which was the result of lower write-downs, losses and carrying costs associated with foreclosed property.

The provision for income taxes was $481 million for the first quarter of 2013, compared to $189 million for the first quarter of 2012. The effective tax rate for the first quarter of 2013 was 65.3%, compared to 29.8% for the prior year’s first quarter. The increase in the effective tax rate was due to the $281 million adjustment to the income tax provision described previously. Excluding the impact of this adjustment, the effective tax rate for the first quarter of 2013 was 27.1%, compared to 29.8% in the same quarter of the prior year. This decrease in the adjusted effective tax rate was the result of $16 million in tax expense recorded in the first quarter of 2012 related to changes in the treatment of certain credits related to affordable housing partnership investments.

First Quarter 2013 compared to Fourth Quarter 2012

Consolidated net income available to common shareholders for the first quarter of 2013 was $210 million, a decrease of $296 million, compared to $506 million earned during the fourth quarter of 2012. On a diluted per common share basis, earnings for the first quarter of 2013 were

$0.29 ($0.69 excluding the tax adjustment) compared to $0.71 earned in the fourth quarter of 2012. BB&T’s results of operations for the first quarter of 2013 produced an annualized return on average assets of 0.57% (1.20% adjusted) and an annualized return on average common shareholders’ equity of 4.44% (10.34% adjusted) compared to prior quarter ratios of 1.20% and 10.51%, respectively. BB&T’s return on average tangible common shareholders’ equity was 7.87% (17.48% adjusted) for the first quarter of 2013 compared to 17.80% for the prior quarter.

Total revenues were $2.5 billion for the first quarter of 2013, down $73 million compared to the fourth quarter of 2012. The decrease in total revenues included a $54 million decrease in taxable-equivalent net interest income and a $19 million decrease in noninterest income. Net interest margin was 3.76% for the first quarter of 2013, down eight basis points compared to the prior quarter. This decline is largely attributable to lower yields on new loans and covered loan run-off. The slight decrease in noninterest income was driven by decreases in mortgage banking income, services charges on deposits and other income, which were partially offset by an improvement in FDIC loss share income and higher net securities gains in the first quarter of 2013.

The provision for credit losses, excluding covered loans, for the first quarter of 2013 decreased $9 million, or an annualized 14.3%, compared to the fourth quarter of 2012, as a result of continued improvements in credit quality. Net charge-offs, excluding covered loans, for the first quarter of 2013 were $20 million lower than the fourth quarter of 2012.

Noninterest expense was $1.4 billion for the first quarter of 2013, a decline of $74 million compared to the fourth quarter of 2012. The decrease in noninterest expense included a $30 million decline in foreclosed property expense, which resulted from lower write-downs, losses and carrying costs associated with foreclosed property. In addition, loan-related expense and professional services declined $15 million and $10 million, respectively, compared to the prior quarter.

The provision for income taxes was $481 million for the first quarter of 2013, compared to $207 million for the fourth quarter of 2012. This produced an effective tax rate for the first quarter of 2013 of 65.3% (27.1% adjusted), compared to 27.4% for the prior quarter.

REVENUE, NET OF PROVISION, IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
(dollars in millions)	2013	2012	2012	Q4 12	Q1 12
Interest income ― covered loans	$135	$166	$224	$(31)	$(89)
Interest income ― covered securities	37	48	34	(11)	3
Total interest income	172	214	258	(42)	(86)
Provision for covered loans	(25)	4	(3)	(29)	(22)
OTTI for covered securities	―	―	(4)	―	4
FDIC loss share income, net	(59)	(97)	(57)	38	(2)
Net revenue after provision for covered loans	$88	$121	$194	$(33)	$(106)

FDIC loss share income, net
Offset to provision for covered loans	$20	$(3)	$3	$23	$17
Accretion due to credit loss improvement	(67)	(74)	(57)	7	(10)
Offset to OTTI for covered securities	―	―	3	―	(3)
Accretion for securities	(12)	(20)	(6)	8	(6)
	$(59)	$(97)	$(57)	$38	$(2)

(1) Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

First Quarter 2013 compared to First Quarter 2012

Interest income on covered loans and securities acquired in the Colonial acquisition for the first quarter of 2013 decreased $86 million compared to the first quarter of 2012, primarily due to decreased interest income on covered loans of $89 million, reflecting lower average covered loan balances. The yield on covered loans for the first quarter of 2013 was 17.49% compared to 19.32% in 2012. The decline in yield is primarily the result of changes in loan mix and a reduction of late fees. At March 31, 2013, the accretable yield balance on these loans was $779 million. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized in income over the remaining life of the covered loans.

The provision for covered loans totaled $25 million in the first quarter of 2013, an increase of $22 million compared to the same quarter of the prior year. The increase in the provision for covered loans was primarily the result of deterioration in certain residential mortgage loan pools based on the cash flow reassessment process.

FDIC loss share income, net was a negative $59 million for the first quarter of 2013, primarily due to negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for covered loans and negative accretion for covered securities, offset by the loss sharing on the provision for covered loans. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

First Quarter 2013 compared to Fourth Quarter 2012

Interest income on covered loans and securities acquired in the Colonial acquisition was $42 million lower in the first quarter of 2013 compared to the fourth quarter of 2012, primarily due to lower average covered loan balances. The yield on covered loans for the first quarter of 2013 was 17.49%, down slightly compared to 18.98% in the prior quarter. The decrease in interest income on covered securities was primarily due to duration adjustments.

FDIC loss share income, net improved $38 million, primarily due to the offset to the provision for covered loans.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
				(annualized)
Insurance income	$365	$362	$271	3.4	34.7
Mortgage banking income	180	231	216	(89.5)	(16.7)
Service charges on deposits	138	149	137	(29.9)	0.7
Investment banking and brokerage fees and
commissions	94	98	89	(16.6)	5.6
Bankcard fees and merchant discounts	59	61	54	(13.3)	9.3
Checkcard fees	47	49	43	(16.6)	9.3
Trust and investment advisory revenues	48	47	45	8.6	6.7
Income from bank-owned life insurance	28	29	30	(14.0)	(6.7)
FDIC loss share income, net	(59)	(97)	(57)	(158.9)	3.5
Securities gains (losses), net	23	―	(9)	NM	NM
Other income	78	91	52	(57.9)	50.0
Total noninterest income	$1,001	$1,020	$871	(7.6)	14.9

NM - not meaningful.

First Quarter 2013 compared to First Quarter 2012

Noninterest income was $1.0 billion for the first quarter of 2013, compared to $871 million for the first quarter of 2012, an increase of $130 million, or 14.9%. Insurance income was $94 million higher, primarily due to the acquisition of Crump Insurance on April 2, 2012, which added approximately $78 million in revenue for the quarter, and firming market conditions for insurance premiums. Mortgage banking income decreased $36 million, or 16.7%, primarily due to a $30 million decrease in mortgage servicing rights’ valuation adjustments. Net securities gains (losses) increased $32 million compared to the first quarter of 2013 due to higher gains on securities sold in the current quarter. Other income increased $26 million, primarily due to a $29 million net decrease in write-downs on affordable housing investments in the first quarter of 2013 compared to the same quarter of the prior year.

First Quarter 2013 compared to Fourth Quarter 2012

Noninterest income for the first quarter of 2013 decreased $19 million, or 7.6% annualized, compared to the fourth quarter of 2012. Mortgage banking income declined $51 million compared to the prior quarter, primarily the result of $41 million in lower gains on residential mortgage production and sales due to tighter margins and $7 million in lower commercial mortgage gains and fees. Service charges on deposits were $11 million lower than the prior quarter primarily due to seasonality. FDIC loss share income, net improved $38 million compared to the prior quarter, primarily due to a $23 million higher offset to the provision for covered loans and reduced accretion related to the credit improvement of covered loans as a result of the quarterly cash flow reassessment process. Other income was $13 million lower than the prior quarter primarily due to increased write-downs on affordable housing investments.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
				(annualized)
Personnel expense	$817	$823	$730	(3.0)	11.9
Occupancy and equipment expense	171	172	153	(2.4)	11.8
Loan-related expense	58	73	63	(83.3)	(7.9)
Foreclosed property expense	18	48	92	NM	(80.4)
Regulatory charges	35	35	41	―	(14.6)
Professional services	36	46	35	(88.2)	2.9
Software expense	38	38	32	―	18.8
Amortization of intangibles	27	28	22	(14.5)	22.7
Merger-related and restructuring charges, net	5	11	12	NM	(58.3)
Other expense	209	214	205	(9.5)	2.0
Total noninterest expense	$1,414	$1,488	$1,385	(20.2)	2.1

NM - not meaningful.

First Quarter 2013 compared to First Quarter 2012

Noninterest expense was $1.4 billion for the first quarter of 2013, an increase of $29 million, or 2.1%, compared to the same quarter of 2012. Personnel expense and occupancy and equipment expense increased $87 million and $18 million, respectively, primarily due to the acquisitions of Crump Insurance and BankAtlantic during 2012. These increases were partially offset by a $74 million decrease in foreclosed property expense, which reflects lower write-downs, losses and carrying costs associated with foreclosed property.

First Quarter 2013 compared to Fourth Quarter 2012

Noninterest expense was $1.4 billion for the first quarter of 2013, a decrease of $74 million compared to the fourth quarter of 2012. Personnel expense decreased $6 million, or 3.0% annualized, compared to the prior quarter, primarily the result of lower incentive expense partially offset by increased fringe expense as a result of the reset of social security limits. Loan-

related expense was $15 million lower than the prior quarter primarily due to lower expenses related to investor-owned loans and other loan-related expenses. Foreclosed property expenses were $30 million lower than the prior quarter, primarily due to lower write-downs, losses and carrying costs associated with foreclosed property. Professional fees declined $10 million compared to the fourth quarter of 2012, primarily due to lower credit-related legal fees.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
				(annualized)
Commercial and industrial	$37,916	$38,022	$36,021	(1.1)	5.3
Commercial real estate - other	11,422	11,032	10,678	14.3	7.0
Commercial real estate - residential ADC	1,238	1,398	1,989	(46.4)	(37.8)
Direct retail lending	15,757	15,767	14,712	(0.3)	7.1
Sales finance	7,838	7,724	7,516	6.0	4.3
Revolving credit	2,279	2,280	2,175	(0.2)	4.8
Residential mortgage	23,618	23,820	21,056	(3.4)	12.2
Other lending subsidiaries	9,988	10,051	8,668	(2.5)	15.2
Total loans and leases held for investment
(excluding covered loans)	110,056	110,094	102,815	(0.1)	7.0
Covered	3,133	3,477	4,672	(40.1)	(32.9)
Total loans and leases held for investment	$113,189	$113,571	$107,487	(1.4)	5.3

First Quarter 2013 compared to First Quarter 2012

Average loans held for investment for the first quarter of 2013 totaled $113.2 billion, up $5.7 billion, or 5.3%, compared to the corresponding period of 2012. The increase in average loans and leases was broad-based with notable growth in the residential mortgage, commercial and industrial, direct retail and other lending subsidiaries portfolios. The increase in average loans and leases was partially offset by continued runoff in the commercial real estate – residential ADC and covered loan portfolios.

During the fourth quarter of 2012, the classification of certain loans was revised to more accurately depict the nature of the underlying loans. These reclassifications, which positively impacted loan growth in the commercial real estate – other portfolio, with a corresponding negative impact on loan growth in the commercial and industrial portfolio, are estimated at approximately $800 million when comparing the first quarter of 2013 to the corresponding period of the prior year.

Average commercial and industrial loans increased $1.9 billion, or 5.3% (approximately $2.7 billion, or 7.7% excluding the impact of the loan reclassification), compared to the first quarter of 2012, driven by geographic expansion and broadened industry sector expertise in middle-market corporate lending, as well as growth in asset-based and mortgage warehouse lending. Commercial real estate – other, which increased $744 million compared to the first quarter of 2012, would have reflected a slight decrease in average loan balances excluding the impact of the loan reclassifications.

Average residential mortgage loans increased $2.6 billion, or 12.2%, compared to the first quarter of 2012, which reflects growth from management’s previous strategy of retaining a higher portion of residential mortgage production in the held for investment portfolio. This strategy was modified late in the second quarter of 2012 after which the majority of mortgage production has been directed to the held for sale portfolio. Growth in the average residential mortgage loan portfolio was also impacted by the acquisition of BankAtlantic in the third quarter of 2012. Average direct retail loans were up $1.0 billion, or 7.1%, as a result of growth in home equity loans and non-real estate loans generated through the wealth and small business lending channels. Average loans in other lending subsidiaries were up $1.3 billion, or 15.2%, compared to the first quarter of 2012, based on strong growth from small ticket consumer finance, equipment finance and insurance premium financing, which totaled 43.3%, 19.7%, and 9.5%, respectively.

Average commercial real estate – residential ADC declined $751 million, or 37.8%, compared to the first quarter of 2012 due to continued weakness in residential real estate development. In addition, covered loans continued to runoff, resulting in a decline of $1.5 billion or 32.9%.

First Quarter 2013 compared to Fourth Quarter 2012

Average loans held for investment for the first quarter of 2013 decreased $382 million, or an annualized 1.4%, compared to the fourth quarter of 2012. Excluding expected runoff in the covered loan portfolio, average loans held for investment were essentially flat compared to the prior quarter.

The impact of the loan reclassifications described previously was not fully reflected in average loan balances for the fourth quarter of 2012. As a result, these loan reclassifications impacted average loan growth in the commercial and industrial and commercial real estate – other portfolios during the first quarter of 2013 by approximately $525 million. Average commercial and industrial loan growth, excluding the impact of these loan reclassifications, is estimated at 4.5% annualized. The average commercial real estate – other loan portfolio declined 4.7% excluding the impact of these loan reclassifications.

The sales finance loan portfolio grew by $114 million, or 6.0% annualized, due to growth in prime automobile lending. Average residential mortgage loans decreased $202 million, or an annualized 3.4%, compared to the prior quarter, which reflects the decision to direct the majority of residential mortgage loan production to the held for sale portfolio. Average loans in other lending subsidiaries decreased $63 million, or an annualized 2.5%, primarily the result of seasonality in the insurance premium financing loan portfolio. Declines in average commercial real estate – residential ADC and the covered loan portfolio of 46.4% and 40.1% on an annualized basis, respectively, also contributed to the decrease in average loan balances compared to the prior quarter.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
				(annualized)
Noninterest-bearing deposits	$32,518	$31,849	$26,173	8.5	24.2
Interest checking	20,169	19,837	19,712	6.8	2.3
Money market and savings	48,431	47,965	45,667	3.9	6.1
Certificates and other time deposits	28,934	31,724	32,942	(35.7)	(12.2)
Foreign office deposits - interest-bearing	385	387	112	(2.1)	NM
Total deposits	$130,437	$131,762	$124,606	(4.1)	4.7

NM - not meaningful.

First Quarter 2013 compared to First Quarter 2012

Average deposits for the first quarter of 2013 increased $5.8 billion, or 4.7%, compared to the same period of 2012. The mix of the portfolio has continued to improve with growth of $6.3 billion and $3.2 billion in noninterest-bearing and lower-cost interest-checking, money market and savings accounts, respectively, and a decrease in certificates and other time deposits totaling $4.0 billion. Average noninterest-bearing accounts represented 24.9% of total average deposits for the first quarter of 2013, compared to 21.0% for the first quarter of 2012.

The growth in noninterest-bearing deposits was led by commercial accounts, which increased by $3.8 billion compared to the same quarter of the prior year, while noninterest-bearing retail and public funds accounts each grew by $1.2 billion. The increase in interest checking and money market and savings accounts was driven by increases in retail and commercial accounts of $4.8 billion and $930 million, respectively, while public funds accounts decreased by $2.5 billion. The cost of interest-bearing deposits was 0.36% for the first quarter of 2013, a decrease of 13 basis points compared to the same period of 2012.

First Quarter 2013 compared to Fourth Quarter 2012

Average deposits for the first quarter of 2013 decreased $1.3 billion, or 4.1% on an annualized basis, compared to the fourth quarter of 2012. This decrease was due to a $2.8 billion decrease in average certificates and other time deposits, which was partially offset by growth in noninterest-bearing and lower cost interest-checking, money market and savings accounts of $669 million and $798 million, respectively.

The growth in average noninterest-bearing deposits was led by public funds and retail accounts, which increased $566 million and $441 million, respectively, while commercial accounts decreased $404 million. The decrease in commercial noninterest-bearing accounts reflects normal seasonal fluctuations in these types of accounts. Average certificates and other time deposits decreased $2.8 billion, or an annualized 35.7%, primarily as a result of a $2.5 billion decrease in large-denominated certificates of deposit. The cost of interest-bearing deposits was 0.36% for the first quarter of 2013, a decrease of two basis points compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
Community Banking	$230	$212	$95	$18	$135
Residential Mortgage Banking	101	86	128	15	(27)
Dealer Financial Services	40	40	59	―	(19)
Specialized Lending	52	73	57	(21)	(5)
Insurance Services	30	38	23	(8)	7
Financial Services	71	91	63	(20)	8
Other, Treasury and Corporate	(268)	9	20	(277)	(288)
Total net income	$256	$549	$445	$(293)	$(189)

First Quarter 2013 compared to First Quarter 2012

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships. The results for Community Banking have included the results of BankAtlantic since its systems conversion in October 2012.

Community Banking net income was $230 million in the first quarter of 2013, an increase of $135 million over the first quarter of 2012. The allocated provision for loan and lease losses decreased $174 million, primarily due to reserve rate adjustments associated with improved loan portfolio credit quality and lower business and consumer loan charge-offs. Noninterest expense decreased $58 million which was driven by lower foreclosed property expense and regulatory expense. Noninterest income increased $10 million primarily due to higher checkcard fees, bankcard fees, and merchant discounts. Net interest income decreased $32 million primarily as a result of tighter funding spreads earned on deposits partially offset by improvements in deposit mix as a result of growth in noninterest-bearing deposits, lower-cost interest-checking, money market and savings deposits, and a decrease in certificates of deposits.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by Community Banking as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $101 million in the first quarter of 2013, a decrease of $27 million from the first quarter of 2012. The allocated provision for loan and lease losses increased $41 million which was primarily the result of a reserve rate adjustment in the prior year. Noninterest income decreased $34 million, driven by lower gains on mortgage loan production and sales and a decrease in the fair value of net mortgage servicing rights, partially offset by higher net servicing income. Segment net interest income increased $19 million which was driven by growth in average residential mortgage loans, as well as higher credit spreads to funding costs when compared to the first quarter of 2012. Noninterest expense decreased $15 million primarily due to lower expense associated with mortgage repurchase reserves and lower losses on the sale of foreclosed property.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $40 million in the first quarter of 2013, a decrease of $19 million from the first quarter of 2012. The allocated provision for loan and lease losses increased $40 million primarily due to a reserve rate adjustment and higher charge-offs related to the Regional Acceptance Corporation loan portfolio and a reserve rate adjustment in the prior year related to the Dealer Finance portfolio. Segment net interest income increased $8 million, primarily the result of wider credit spreads and loan growth in the Regional Acceptance Corporation portfolio. Dealer Financial Services grew average loans by 3.7% compared to the first quarter of 2012.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $52 million in the first quarter of 2013, a decrease of $5 million from the first quarter of 2012. The allocated provision for loan and lease losses increased $25 million primarily due to higher charge-offs in the commercial finance portfolio and a reserve rate adjustment for Lendmark Financial. Segment net interest income grew $13 million, which was primarily attributable to 43.3% growth in average small ticket consumer finance loan balances. This increase primarily resulted from organic loan growth arising from existing dealer financing relationships. In addition, the average commercial insurance premium financing portfolio grew 9.5% when compared to the same period of the prior year, as a result of firming market conditions for insurance premiums.

Insurance Services

BB&T’s insurance agency / brokerage network is the eighth largest in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $30 million in the first quarter of 2013, an increase of $7 million over the first quarter of 2012. Noninterest income growth of $96 million was primarily driven by the acquisition of Crump Insurance on April 2, 2012, which contributed $78 million of insurance income in the first quarter of 2013. In addition, Insurance Services benefited from organic growth in wholesale and retail property and casualty insurance operations as insurance pricing continues to firm. Higher noninterest income growth was offset by a $76 million increase in noninterest expense, primarily the result of higher personnel costs related to the Crump Insurance acquisition.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

Financial Services net income was $71 million, an increase of $8 million over the first quarter of 2012. The allocated provision for loan and lease losses decreased $8 million primarily due to reserve rate adjustments related to the commercial and industrial loan portfolio in the prior period. Segment net interest income increased $4 million primarily due to strong loan and deposit growth. Corporate Banking’s average loan growth over the prior year totaled $1.7 billion or 31.5%. This increase was generated through lending activities in both existing core markets as well as newer markets, including Texas. BB&T Wealth generated average deposit growth over the prior year of $1.6 billion or 16.3%, as the result of new clients and cross-selling initiatives.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. The Other, Treasury & Corporate segment generated a net loss of $268 million in the first quarter of 2013, primarily the result of the previously described $281 million adjustment to the income tax provision. Excluding this adjustment, the segment’s net income was $13 million compared to $20 million in the first quarter of 2012. The allocated provision for loan and lease losses increased $60 million primarily due to higher reserves for unfunded lending commitments and covered loans. Segment net interest income decreased $26 million primarily attributable to runoff in the covered loan portfolio, while the increase in noninterest income was driven by higher securities gains in the investment portfolio and lower losses on low-income housing partnership investments compared to the first quarter of 2012.

First Quarter 2013 compared to Fourth Quarter 2012

Community Banking

Community Banking net income was $230 million in the first quarter of 2013, an $18 million increase over the prior quarter. The allocated provision for loan and lease losses decreased $50 million primarily due to lower business and consumer loan charge-offs. Noninterest expense decreased $35 million primarily due to lower foreclosed property expense, professional services expense, and occupancy and equipment expense. Segment net interest income decreased $33 million primarily due to tighter funding spreads earned on deposits compared to the prior quarter, which was partially offset by changes in deposit mix as a result of growth in noninterest-bearing deposits and lower cost money market and savings account balances, and a reduction in certificates of deposits. Noninterest income decreased $17 million driven by lower service charges on deposits and checkcard fees.

Residential Mortgage Banking

Residential Mortgage Banking net income was $101 million in the first quarter of 2013, an increase of $15 million from the prior quarter. The allocated provision for loan and lease losses decreased $37 million driven by a reserve rate adjustment in the prior quarter. Noninterest income decreased $45 million, driven by lower gains on mortgage production and sales and a decrease in the fair value of net mortgage servicing rights, partially offset by higher net servicing income. Noninterest expense decreased $30 million primarily due to lower foreclosed property expense and lower expense associated with mortgage repurchase reserves.

Dealer Financial Services

Dealer Financial Services net income was $40 million in the first quarter of 2013, flat compared to the prior quarter.

Specialized Lending

Specialized Lending net income was $52 million in the first quarter of 2013, a decrease of $21 million from the prior quarter. The allocated provision for loan and lease losses increased $27 million primarily due to higher charge-offs in the commercial finance portfolio and a reserve rate adjustment for Lendmark Financial.

Insurance Services

Insurance Services net income was $30 million in the first quarter of 2013, an $8 million decrease from the prior quarter. The decrease in net income compared to the prior quarter was primarily related to seasonal fringe benefit expenses.

Financial Services

Financial Services net income was $71 million, a $20 million decrease from the prior quarter. Noninterest income decreased $22 million driven by lower partnership and client derivative income. The allocated provision for loan and lease losses increased $16 million primarily due to a reserve rate adjustment in the prior quarter. Noninterest expense decreased $12 million primarily due to lower personnel expense, occupancy and equipment expense, and other operating expenses. The decrease in segment net interest income was driven by tighter funding spreads earned on deposits compared to the prior quarter.

Other, Treasury & Corporate

In the first quarter of 2013, Other, Treasury & Corporate generated a net loss of $268 million, which includes the $281 million adjustment to the income tax provision previously discussed. Excluding this adjustment, net income was $13 million, compared to $9 million in the fourth quarter of 2012. The allocated provision for loan and lease losses increased $64 million, driven by higher reserves for unfunded lending commitments and covered loans. Segment net interest income decreased $15 million primarily attributable to runoff in the covered loan portfolio. Noninterest income increased $79 million driven by higher securities gains in the investment portfolio and improved FDIC loss share income.

CAPITAL RATIOS (1)	2013	2012 (2)
	Q1	Q4	Q3	Q2	Q1
Risk-based
Tier 1 (%)	10.8	10.7	10.2	9.6	12.0
Total (%)	13.6	13.6	13.2	12.7	15.3
Leverage (%)	8.3	8.2	7.9	7.3	9.1
Tangible common equity (%) (3)	7.1	6.9	6.8	6.9	7.1
Tier 1 common equity to risk-weighted assets (%) (3)	9.2	9.1	8.9	9.1	9.4

(1) Regulatory capital ratios are preliminary.

(2) During the first quarter of 2013, BB&T revised its calculation of risk-weighted assets and has adjusted the affected ratios previously presented.

(3) Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at March 31, 2013. BB&T declared total common dividends of $0.23 during the first quarter of 2013, which resulted in a dividend payout ratio of 77% (33% excluding the tax adjustment).

On March 14, 2013, the Board of Governors of the Federal Reserve System informed BB&T that it objected to certain elements of its capital plan. However, based on the quantitative results of the stress test, BB&T does not believe these objections were related to the Company’s capital strength, earnings power or financial condition. The CCAR resubmission is due June 11, 2013 and the regulators will then have up to 75 days to review.

BB&T’s Tier 1 common capital ratio under the currently proposed U.S. rules for Basel III capital standards was estimated to be 7.8% at March 31, 2013 and December 31, 2012.

Risk-based capital ratios, which include Tier 1 Capital, Total Capital, Tier 1 Common Equity and Basel III, are calculated based on regulatory guidance related to the measurement of capital and risk-weighted assets. BB&T reevaluated its process related to calculating risk-weighted assets and determined that certain adjustments, primarily related to the presentation of certain unfunded lending commitments, were required in order to conform to regulatory guidance. In addition, BB&T has applied a more conservative interpretation to certain other components of the calculation. These adjustments resulted in an increase to risk-weighted assets and a decrease in BB&T’s risk-based capital ratios under the Basel I regulatory guidance. These adjustments had a minimal impact on BB&T’s Basel III ratio as calculated based on the June 7, 2012 NPR.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
Total nonperforming assets	$1,413	$1,536	$2,256	$(123)	$(843)
Total loans 90 days past due and still accruing	138	167	157	(29)	(19)
Total loans 30-89 days past due	956	1,068	870	(112)	86
Allowance for loan and lease losses	1,836	1,890	2,044	(54)	(208)
Total performing TDRs	1,289	1,327	1,015	(38)	274

Nonperforming loans and leases as a percentage of total
loans and leases (%)	1.12	1.20	1.74	(0.08)	(0.62)
Nonperforming assets as a percentage of total assets (%)	0.80	0.85	1.33	(0.05)	(0.53)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.65	1.70	1.97	(0.05)	(0.32)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.98	1.04	1.28	(0.06)	(0.30)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.65	1.60	1.51	0.05	0.14
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.43	1.37	1.11	0.06	0.32

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $123 million compared to December 31, 2012, due to declines of $97 million in nonperforming loans and $26 million in foreclosed real estate and other foreclosed property. Nonperforming assets have declined 42.3% since December 31, 2011, and are at the lowest level since the second quarter of 2008.

Loan delinquencies improved across nearly all portfolios during the first quarter of 2013. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $956 million at March 31, 2013, a decrease of $112 million compared to December 31, 2012, primarily due to a $107 million improvement in loan delinquencies in the other lending subsidiaries’ portfolio. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $138 million at March 31, 2013, a decrease of $29 million compared to December 31, 2012.

Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.3 billion at March 31, 2013, a decrease of $38 million compared to December 31, 2012.

Excluding covered loans, net charge-offs during the first quarter of 2013 totaled $275 million and were 0.98% of average loans and leases, compared to $295 million and 1.04%, respectively, during the fourth quarter of 2012.

As of March 31, 2013, the allowance for loan and lease losses was 1.65% of total loans and leases held for investment, excluding covered loans, compared to 1.70% at December 31, 2012, and 1.97% at March 31, 2012. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 143% of nonperforming loans and leases held for investment, excluding covered loans, compared to 137% at December 31, 2012 and 111% at March 31, 2012.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live first quarter 2013 earnings conference call at 8 a.m. (ET) today, please call 888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at BBT.com. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until May 18.

To access the presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com, click on “About” and proceed to “Investor Relations.” The presentation can be found under “View Recent Presentations.”

BB&T’s first quarter 2013 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com/financials.html.

About BB&T

As of March 31, 2013, BB&T is one of the largest financial services holding companies in the U.S. with $181 billion in assets and market capitalization of $22.0 billion. Based in Winston-Salem, N.C., the company operates 1,842 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at BBT.com.

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Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. The Basel III Tier I common equity ratio is also a non-GAAP measure and reflects management’s best estimate of the proposed regulatory requirements, which are subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios, such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believe these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.
•	Net income available to common shareholders and diluted EPS have been adjusted to exclude the impact of the $281 million tax adjustment that was recorded in the first quarter of 2013. BB&T management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s First Quarter 2013 Quarterly Performance Summary, which is available on BB&T’s website at www.BBT.com/financials.html.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.